UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GSI COMMERCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 17, 2011

This is a supplement to the Definitive Proxy Statement on Schedule 14A filed by GSI Commerce, Inc. (“GSI,” “we”, “our” or the “Company”) with the Securities and Exchange Commission on May 11, 2011 (the “proxy statement”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the Crowne Plaza Hotel, 260 Mall Boulevard, King of Prussia, Pennsylvania 19406, on Friday, June 17, 2011, at 9:00 a.m, local time (the “special meeting”). The purpose of the special meeting is (1) to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of March 27, 2011, among GSI, eBay Inc. (“eBay”), and Gibraltar Acquisition Corp., a wholly-owned subsidiary of eBay (“Merger Sub”), which contemplates the merger of Merger Sub with and into GSI, with GSI continuing as the surviving corporation (the “merger”), (2) to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, and (3) to transact such other business as may properly come before the special meeting or any adjournments of the special meeting. The GSI Board of Directors (the “Board”) previously established May 9, 2011 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

As more fully described in the proxy statement, following the announcement of the merger, several putative stockholder class action complaints challenging the transaction (one of which also purports to be brought derivatively on behalf of GSI) were filed in the Court of Chancery of the State of Delaware (the “Delaware Court”) and the Court of Common Pleas for Montgomery County, Pennsylvania (the “Pennsylvania Court”) against various combinations of eBay, Merger Sub, NRG Commerce, LLC, GSI, the individual members of our board of directors, and certain of our non-director officers. Additional similar lawsuits may be filed in the future.  On April 27, 2011, the Delaware Court held a hearing on the motions before it.  On April 29, 2011, the Delaware Court issued a letter opinion consolidating the Delaware cases, appointing lead plaintiff and lead counsel, and directing the parties to submit an order setting forth a schedule and effectuating the letter opinion.  By order dated May 4, 2011, the Delaware Court scheduled a hearing on the plaintiffs’ motion to preliminarily enjoin the merger for June 10, 2011.  On April 21, 2011, the plaintiff in the Pennsylvania action filed a motion with the Pennsylvania Court for expedited proceedings and a preliminary injunction.  On May 4, 2011, all defendants filed or joined in a petition to dismiss or stay the Pennsylvania action in light of the Delaware action; all defendants also opposed plaintiff’s motion for expedited proceedings.  On May 5, 2011, a hearing was held on plaintiff’s motion for expedited proceedings.  The court permitted additional briefing on the petition to dismiss or stay, and the briefing was completed by May 13, 2011.  On May 25, 2011, the Pennsylvania Court issued an order that denied the plaintiff’s motion for expedited proceedings and granted the defendants’ petition to stay in light of the Delaware action.

The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any supplemental disclosure was or is required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, we have determined to voluntarily provide the supplemental disclosures below.

SUPPLEMENTAL DISCLOSURES

The Company is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you.  This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety.  As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing.  The additional disclosures are as follows:

THE MERGER — Background of the Merger

The following paragraph is inserted following the eleventh (11th) paragraph under the heading “Background of the Merger”:

At a special meeting convened on February 8, 2011, GSI’s Board of Directors discussed a variety of matters unrelated to eBay and approved the Fanatics acquisition.

The following paragraph is inserted following the twenty third (23rd) paragraph under the heading “Background of the Merger”:

On February 28, 2011, Mr. Swan called Mr. Rubin to follow up on their prior discussions about a potential acquisition of GSI by eBay.  Mr. Rubin reiterated to Mr. Swan that GSI’s management team was currently focused on the pending acquisition of Fanatics, and as such GSI was not in a position to consider a possible transaction with eBay.  Mr. Rubin explained to Mr. Swan that in the event that GSI was interested in pursuing a transaction with eBay following the Fanatics acquisition, the process for negotiating eBay’s potential acquisition of GSI would likely involve the formation of a special committee of GSI’s board of directors, which would negotiate with eBay.  Mr. Swan and Mr. Rubin also discussed the potential price per share that eBay would potentially be willing to offer GSI stockholders, and Mr. Swan reiterated the purchase price range of $27.00-30.00 per share for all of the outstanding shares of GSI, which he had previously expressed to Mr. Rubin on February 15, 2011.  Mr. Rubin and Mr. Swan also discussed again the possible Divestiture Transaction and the potential structure of such transaction.

The following paragraph is inserted following the forty ninth (49th) paragraph under the heading “Background of the Merger”:

Also on March 22, 2011, Messrs. Rubin, Conn, Branman, Swan, and representatives from GSI, eBay, Davis Polk, Morgan Lewis, Morgan Stanley, Goldman Sachs, Dewey, Sullivan & Cromwell and Qatalyst participated in an organizational call to discuss the status of current negotiations, the status of draft documents being prepared by eBay’s counsel and the proposed timing and logistics of negotiations and meetings to take place in the following days, with a target signing date of March 28, 2011.

The fifty fourth (54th) paragraph under the heading “Background of the Merger” is hereby replaced in its entirety with the following:

Also on March 24, 2011, Sullivan & Cromwell and Dewey conducted negotiations on the terms of the Divestiture Transaction. Mr. Rubin, Mr. Swan and representatives of Goldman Sachs and Qatalyst, Mr. Rubin’s financial advisor, were in attendance for portions of these negotiations.  During the course of these negotiations, the parties confirmed the economic terms of the transaction previously discussed including the purchase price and valuation for the individual divested businesses, but Mr. Rubin agreed that, in addition to making a $25 million capital contribution, he would personally guarantee $30 million of the debt financing to be provided by eBay.  In addition, Mr. Rubin met with Elizabeth Axelrod, eBay’s Senior Vice President, Human Resources, and the two discussed the potential transaction.

THE MERGER — Opinion of Morgan Stanley & Co. Incorporated

The fifteenth (15th) paragraph under the heading “Opinion of Morgan Stanley & Co. Incorporated” is hereby replaced in its entirety with the following:

Based on the analysis of the relevant metrics for each of the Comparable Companies, Morgan Stanley selected representative ranges of financial multiples and applied these ranges of multiples to the relevant Company financial statistic.  Morgan Stanley selected the ranges of multiples using its judgment and expertise and its analysis of various characteristics of the selected companies as compared with industry performance and general business, economic and market conditions.  For purposes of estimated calendar year 2011 EBITDA and estimated calendar year 2012 EBITDA, Morgan Stanley utilized publicly available estimates prepared by equity research analysts and available to Morgan Stanley as of March 25, 2011 (the “Street Case”), and Morgan Stanley also utilized a set of estimates developed by the Company’s management, with assistance from Morgan Stanley, and approved by the Company’s management (“Management Case 1”) and a set of estimates prepared by the Company’s management for eBay reflecting the impact of certain potentially achievable operational and financial targets considered to be potentially achievable illustrating a potential upside scenario, including potential future cost savings arising from the

Company’s investments in its IT platform, and potential improvements in performance of recently acquired businesses (“Management Case 2”), each of which is further described below.

The nineteenth (19th) paragraph under the heading “Opinion of Morgan Stanley & Co. Incorporated” is hereby replaced in its entirety with the following:

Sum-of-the-Parts Analysis.  Morgan Stanley performed a sum-of-the-parts analysis, which is designed to imply a value of a whole company based on the application of different valuation methodologies to the distinct components that comprise a company’s operations.  Morgan Stanley used a variety of different valuation methodologies, including comparable company analysis (similar methodology as described above), discounted equity value analysis (similar methodology as described below), analysis of precedent transactions (similar methodology as described below) and book value analysis, noting the impact of certain change-of-control limitations and the escalation of the NFL labor dispute, to value the Company’s five divisions: E-Commerce Services, Marketing Services, Licensed Sports Merchandise, Rue La La and ShopRunner.  Morgan Stanley utilized projections from Management Case 1 and Management Case 2 in performing its analysis.  The sum-of-the-parts analysis was prepared for illustrative purposes only and therefore is not a reflection on the feasibility of a transaction involving the Company’s component parts and does not address certain factors, such as tax inefficiencies, other separation transaction costs and change-of-control restrictions, that would be implicated by a sale of the component parts of the Company (and were excluded from Morgan Stanley’s sum-of-the-parts analysis).

The twentieth (20th) paragraph under the heading “Opinion of Morgan Stanley & Co. Incorporated” is hereby replaced in its entirety with the following:

Based on the analysis of the relevant metrics, Morgan Stanley selected representative ranges of value for each division which were aggregated to imply a value for the whole Company.  The following table summarizes Morgan Stanley’s analysis:

Implied Equity Value (in millions, except implied value per share)
Business Segment	Implied Equity Value (Management Case 1)	Implied Equity Value (Management Case 2)
E-Commerce	$704 — $939	$939 — $1,174
Marketing Services	$606 — $716	$716 — $827
RueLaLa	$174 — $195	$189 — $210
ShopRunner	$25 — $32	$25 — $32
Licensed Sports	$264 — $317	$317 — $371
Aggregate Enterprise Value	$1,773 — $2,201	$2,186 — $2,614
Plus: Cash	$252	$252
Less: Debt	$(372)	$(372)
Equity Value	$1,653 — $2,081	$2,066 — $2,494
Implied Value Per Share	$21.77 — $27.40	$27.21 — $32.84

The twenty-second (22nd) paragraph under the heading “Opinion of Morgan Stanley & Co. Incorporated” is hereby replaced in its entirety with the following:

Analysis of Precedent Transactions.  Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with this transaction.  In performing this analysis, Morgan Stanley selected a range of multiples using its judgment and expertise and its analysis of various characteristics of the selected precedent transactions as compared with industry performance and general business, economic and market conditions.  In connection with its analysis of precedent transaction premia, Morgan Stanley compared publicly available statistics for selected technology sector transactions with a transaction value of greater than $250 million announced between January 1, 2010 and March 25, 2011.  For each such technology sector transaction, Morgan Stanley noted the following financial statistics where applicable: (1) implied premium to the acquired company’s closing share price on the last trading day prior to announcement; and (2) implied premium to the acquired company’s 30 trading day average closing share price prior to announcement.  In addition, in connection with its analysis of precedent transaction multiples, Morgan Stanley compared publicly available statistics for 12 selected Internet sector transactions occurring between April 25, 2005 and March 25, 2011.  The following is a list of these Internet sector transactions:

Selected Internet Sector Transactions

Acquiror	Target	Transaction Value/LTM EBITDA Multiple	Transaction Value/NTM EBITDA Multiple
Walgreen Co.	Drugstore.com, Inc.	22.0x	18.8x
Oracle Corp.	Art Technology Group, Inc.	22.9x	16.6x
Hellman & Friedman LLC	Internet Brands, Inc.	13.3x	11.5x
Apax Partners Worldwide LLP	Bankrate, Inc.	12.7x	8.5x
Amazon.com, Inc.	Zappos.com, Inc.	24.6x	NA
eBay, Inc.	Gmarket Co	25.0x	19.4x
Microsoft Corp.	Greenfield Online, Inc.	14.2x	10.3x
CBS Corp.	CNET Networks, Inc.	23.7x	18.0x
Hellman & Friedman LLC	Getty Images, Inc.	6.7x	6.6x
Publicis Groupe SA	Digitas, Inc.	17.8x	15.6x
ValueClick Media	Fastclick, Inc.	11.7x	7.1x
Hellman & Friedman LLC	DoubleClick Inc.	15.8x	12.0x

The thirty-second (32nd) paragraph under the heading “Opinion of Morgan Stanley & Co. Incorporated” is hereby replaced in its entirety with the following:

Discounted Cash Flow Analysis.  Morgan Stanley calculated a range of equity values per share for the Company based on a discounted cash flow analysis to value the Company as a standalone entity.  Morgan Stanley utilized projections from the Street Case, Management Case 1 and Management Case 2.  Morgan Stanley calculated the net present value of free cash flows for the Company for calendar years 2011 through 2013 and calculated terminal values at the end of calendar year 2014 based on a terminal exit multiple of EBITDA (with stock based compensation treated as a cash expense) ranging from 8.0x to 10.0x.  These values were discounted to present values as of January 1, 2011 at discount rates ranging from 9.0% to 11.0% to reflect a range of the Company’s estimated cost of capital.

The forty-third (43rd) paragraph under the heading “Opinion of Morgan Stanley & Co. Incorporated” is hereby replaced in its entirety with the following:

Under the terms of its engagement letter, Morgan Stanley provided the Company financial advisory services and a financial opinion in connection with the merger, and the Company has agreed to pay Morgan Stanley a fee for its services, 20% of which was paid in connection with the execution of the merger agreement and 80% of which is contingent upon the closing of the merger.  The engagement letter provides that the fees payable to Morgan Stanley equal 1% of the aggregate transaction value of the merger, which amount equals approximately $26.31 million, and that, if Morgan Stanley’s efforts in the “go-shop” process result in any incremental value to be paid by an acquirer of the Company, an additional 0.5% will be payable with respect to such incremental value.  The Company has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its services.  In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

The following paragraph is inserted following the forty-third (43rd) paragraph under the heading “Opinion of Morgan Stanley & Co. Incorporated”:

In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for eBay and the Company, and received customary fees in connection with such services, amounting to approximately $7.18 million and $1.28 million, respectively, in the aggregate during such period.  The vast majority of fees paid by eBay were associated with Morgan Stanley acting as (i) a co-managing underwriter in connection with eBay’s issuance of $1.5 billion of senior unsecured notes in October 2010 and (ii) financial advisor in connection with eBay’s tender offer for all of the outstanding common shares and American depositary shares of Gmarket, Inc. in May 2009.  Morgan Stanley also acted as (i) a joint lead arranger and joint bookrunner in connection with GSI’s $400 million credit facility in February 2011 and (ii) a lender in connection with GSI’s $150 million revolving secured credit facility in March 2010.  Morgan Stanley may also seek to provide such services to eBay and the Company in the future and expects to receive customary fees for the rendering of these services.

PROJECTED FINANCIAL INFORMATION AND SENSITIVITY ANALYSIS

The following paragraph is inserted following the  fourth (4th) paragraph under the heading “Projected Financial Information”:

The Company advises that “EBITDA” as used in this proxy statement is defined the same as the term “NGIO”.